The following information was distributed to all management level employees of Northeast Utilities on March 7, 2000:
Date:		March 7, 2000

To:		Leadership Team
From:		Mike Morris
Subject:	Communicating with your staff about our merger with Con Edison

When we announced our merger with Con Edison four months ago, I gave my commitment to our employees that they would be kept informed in a timely fashion of events related to the merger. I am asking for your support to help make this happen.

Our employees are wondering how the NU and Con Edison companies will combine. The Transition Team is sensitive to this uncertainty, and is on a fast track to provide the answers. Please assure your staff that we will keep them informed as issues are reviewed and resolved. There is much work ahead of us, and maintaining open lines of communication across the NU system is of primary importance.

To ensure your readiness to discuss merger-related issues, the attached Con Edison/NU merger proxy statement extract and Briefing Sheets have been prepared for your immediate use.

The extract contains the following verbatim excerpts from the Securities and Exchange Commission-authorized Joint Proxy Statement:
1.	Shareholder Letter;
2.	Notice of Special Meeting;
3.	Questions and Answers about the merger;
4.	Summary.

The Briefing Sheets address the following topics:
1.	Joint Growth Opportunities - Competitive Businesses;
2.	Core Business Similarities;
3.	Company History Correlation;
4.	Service Territories and Customers;
5.	Infrastructure;
6.	Mission and Core Value Similarities.

After reviewing them, you will see how closely our business interests, strategy and customer focus align with Con Edison's.

Review the materials today. Then, starting within the next few days, engage your staff in face-to-face dialogue and provide them with copies of the documents. In addition to these materials, I urge you and your reports to read the entire proxy statement.

Clearly, the shareholder vote on our merger with Con Edison is a personal choice. However, your staff will naturally look to you and other members of the Leadership Team for feedback on the issues. As a member of the NU management team you have a very important part to play in helping us to achieve a favorable vote. We'll provide you with a wealth of information in support of achieving that objective, and we're relying on you to help us "get out the vote." It's important that employees know that abstaining is the same as voting "no," and that they have to vote every proxy card they get (some will get more than one).

On April 14 there will be a special shareholder meeting at the Hartford Civic Center to vote on the merger. Starting today, your personal support and the efforts of the Merger Transition Team will broaden our employees' understanding of the merger process; how well our two companies fit together, and how this merger will benefit our customers, employees and shareholders.


                 JOINT PROXY STATEMENT SHAREHOLDER INFORMATION


Joint Proxy Statement
                             Shareholder Letter


                                                        February 29, 2000

                 MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT


Dear Shareholders:

The Board of Directors of Consolidated Edison, Inc. and the Board of
Trustees of Northeast Utilities have approved a merger that will create a new holding company, New Con Edison, to hold what today are their independent businesses. The Boards of both companies believe that the combined entity will have the size, resources and large customer base that will be critical to achieving competitive investor returns in the future.

Upon completion of the merger, New Con Edison will own all of the assets of Con Edison and Northeast will be a wholly owned subsidiary of New Con Edison.

If the merger is completed, Con Edison shareholders will receive one share of New Con Edison common stock for each Con Edison common share.

Northeast shareholders will receive payment for each Northeast common share, calculated from a base amount of $25.00 for each Northeast common share, in either cash or New Con Edison common stock, depending on their election and upon allocation and proration procedures specified in the merger agreement. As more fully described in the joint proxy statement/prospectus, that base amount will be adjusted upward by $1.00 per share if Northeast enters into agreements, on or prior to December 31, 2000, to sell its interests in the Millstone nuclear station and $.0034 per share per day for every day after August 5, 2000 through the day prior to the closing of the merger. As is also more fully described in the joint proxy statement/prospectus, the value of any stock consideration to be received by Northeast shareholders may be less than or greater than $25.00 depending upon Con Edison's share price. See "Summary-General-What You Will Receive in the Merger-Northeast Shareholders" and "Risk Factors-Fluctuation in Trading Price of Con Edison Common Shares Could Result in Stock Consideration That May Be Less Than or Greater Than $25.00."

Each of us will hold a special meeting of our shareholders to consider and vote on this proposal. Whether or not you plan to attend your company's special meeting, please take the time to vote by following the instructions on your proxy card.

The places, dates and times of the special meetings are as follows:

For Con Edison shareholders: 			For Northeast shareholders:

4 Irving Place 					Hartford Civic Center
19th Floor 						One Civic Center Plaza
New York, New York 10003 			Hartford, Connecticut 06103
April 14, 2000, 2:00 p.m., local time 	April 14, 2000, 2:00 p.m., local time

We enthusiastically support this combination of our companies and join with our Boards in recommending that you vote FOR the approval and adoption of the merger agreement.


Sincerely, 						Sincerely,


/s/Eugene R. McGrath				/s/Michael G. Morris

Eugene R. McGrath 					Michael G. Morris
Chairman, President and 				Chairman, President and
Chief Executive Officer 				Chief Executive Officer
Consolidated Edison, Inc. 			Northeast Utilities

For a discussion of risk factors which you should consider in evaluating the merger, see "Risk Factors Relating to the Merger" beginning on page 14.

Up to 268,854,640 shares of New Con Edison common stock, par value $.10, may be issued in connection with the merger. The New Con Edison common stock will be listed on the New York Stock Exchange.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger and other transactions described in this joint proxy statement/prospectus or the New Con Edison common stock to be issued in connection with the merger, or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated February 29, 2000, and is first being mailed to shareholders on or about March 3, 2000.















                       Joint Proxy Statement
                           Notice of Special Meeting


                            NORTHEAST UTILITIES
                NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON APRIL 14, 2000

To the Shareholders of Northeast Utilities:

We will hold a special meeting of the shareholders of Northeast
Utilities ("Northeast") on Friday, April 14, 2000, at 2:00 p.m., local time, at the Hartford Civic Center, One Civic Center Plaza, Hartford, Connecticut 06103, for the following purpose:

To consider and vote upon two separate but related proposals providing for:

Proposal One: Approval of amendments to the Northeast Declaration of Trust dated as of January 15, 1927, as amended. The amendments would specifically authorize Northeast to consummate a merger with one or more domestic limited liability companies in accordance with Chapter 182 of the Massachusetts General laws upon the affirmative vote of two-thirds of the shares of Northeast outstanding and entitled to vote at a meeting of Northeast shareholders. The amendments would also allow the number of trustees from and after the consummation of any such merger to be fixed by the merger agreement.

Proposal Two: Approval of the merger of N Acquisition LLC, a
Massachusetts limited liability company and indirect wholly owned subsidiary of Con Edison into Northeast.

We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of the meeting.

Only holders of record of Northeast common shares at the close of business on February 22, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

We cannot amend the declaration of trust unless the holders of at least two-thirds of the outstanding Northeast common shares approve the trust agreement amendments. We cannot complete the merger described above unless the holders of at least two-thirds of the outstanding Northeast common shares approve the merger and the trust agreement amendments are approved.

For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus, the merger agreement attached to it as Annex A and the trust agreement amendments attached as Exhibit C to the merger agreement.

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope.

Please do not send any share certificates at this time.



By Order of the Board of Trustees,

/s/Cheryl W. Grise'

Cheryl W. Grise'
Senior Vice President, Secretary and
General Counsel

Berlin, Connecticut
February 29, 2000































                           Joint Proxy Statement
                            Proxy Statement Q&A


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: When and where are the shareholders meetings?

A: The Con Edison shareholders meeting will take place on April 14, 2000, in New York, New York. The Northeast shareholders meeting will take place on April 14, 2000, in Hartford, Connecticut. The addresses of the meetings are listed on pages 22 and 24, respectively.

Q: What will happen in the proposed transaction?

A: As a result of the merger, Con Edison will merge with and into New Con Edison, with New Con Edison surviving the merger. An indirect wholly owned subsidiary of Con Edison will merge with and into Northeast with Northeast surviving the merger and becoming a direct wholly owned subsidiary of New Con Edison.

Q: What will I receive for my shares?

A: As a result of the merger, each Con Edison shareholder will receive one share of New Con Edison common stock for each Con Edison common share that he or she holds.

Northeast shareholders will receive payment for each Northeast common share, calculated from a base amount of $25.00, in either cash or New Con Edison common stock, depending on their election and upon allocation and proration procedures specified in the merger agreement. "Summary-General-What You Will Receive in the Merger-Northeast Shareholders."

Q: How and when can I make my election?

A: Shortly before the merger, written instructions will be sent to Northeast shareholders for making their elections for cash or New Con Edison common stock.

Q: Will Northeast shareholders receive the specific amount of cash and stock that they elect to receive?

A: Not necessarily. Elections for stock consideration or cash consideration will each be subject to allocation and proration procedures. See "The Merger Agreement-Allocation and Proration."

Q: What happens to my future dividends?

A: Con Edison and Northeast do not anticipate making any changes to their dividend policies prior to the consummation of the merger; however, the Con Edison and Northeast Boards will continue to evaluate their respective dividend policies in light of business, financial and regulatory considerations. The most recent quarterly dividend declared by Con Edison was $.545 per share payable on March 15, 2000. The most recent quarterly dividend declared by Northeast was $.100 per share payable on March 31, 2000.

We expect that, after the merger, New Con Edison will continue the existing dividend policy of Con Edison at the time of the merger. The payment of dividends by New Con Edison, however, will be subject to approval and declaration by the New Con Edison Board of Directors, and will depend on a variety of factors, including business, financial and regulatory considerations.

Q: What are my federal tax consequences as a result of the merger?

A: The merger will be tax-free to holders of Con Edison common shares and Northeast common shares for U.S. federal income tax purposes, except for cash (or certain contingent rights to receive an additional $1.00 of cash related to the divestiture condition) received in exchange for Northeast common shares.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at your special meeting. Con Edison shareholders also have the option to vote by telephone or computer. If voting by telephone or computer, dial the toll-free number or access the Internet address indicated on your proxy. You will be prompted to enter the control number printed on your proxy and to follow the subsequent simple directions that will be provided.

If you sign, date and send your proxy and do not indicate how you want to vote, we will count your proxy as a vote for the approval of the proposals.

Q: What do I do if I want to change my vote?

A: Send a later-dated, signed proxy card to your company's Secretary, submit a later vote by telephone or computer as described above (if you are a Con Edison shareholder), or attend your meeting in person and vote. You may also revoke your proxy card by sending a notice of revocation to your company's Secretary at the address under "The Summary-The Companies" on page 11. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote.

Q: If my broker holds my shares in "street name," will my broker vote my shares?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger proposals. You should therefore be sure to provide your broker with instructions on how to vote your shares. Shareholders should check the voting form used by their brokers to see if they offer telephone or computer voting.

If you do not give voting instructions to your broker, you will not be counted as voting for purposes of the merger vote unless you appear and vote in person at your special meeting. If your broker holds your shares and you attend the meeting, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote.

Q: What will happen if I abstain from voting or fail to vote?

A: An abstention or failure to vote will have the same effect as a vote against the proposals.

Q: Should I send in my share certificates now?

A: No. If the merger is completed, we will send Northeast shareholders written instructions for exchanging their share certificates. Con Edison shareholders will not be required to exchange their Con Edison share certificates as a result of the merger.

Q: What vote is required to approve and adopt the merger and the trust agreement amendments?

A: For Con Edison shareholders, the affirmative vote of at least a majority of the shares outstanding and entitled to vote as of the Con Edison record date is required to approve and adopt the merger agreement.

For Northeast shareholders, the affirmative vote of at least two-thirds of the shares outstanding and entitled to vote as of the Northeast record date is required to approve the trust agreement amendments. In order to complete the merger, the trust agreement amendments must be approved and at least two-thirds of the Northeast shares outstanding and entitled to vote as of the Northeast record date must approve the merger.

Q: Who else must approve the merger?

A: In addition to the approval of the Con Edison and Northeast shareholders, the merger agreement requires that the parties obtain the approval of state and federal regulatory agencies before the merger can be completed. See "Regulatory Matters."

Q: When do you expect to complete the merger?

A: We are working as quickly as possible and expect to complete the merger within 5 to 14 months from the date of this joint proxy statement/prospectus.

Q: Do I have dissenters' or appraisal rights?

A: No. Neither the holders of Con Edison common shares nor the holders of Northeast common shares will have dissenters' or appraisal rights under New York or Massachusetts law as a result of the merger.

Q: Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

Con Edison Shareholders: 				Northeast Shareholders:
Morrow & Co. 							Proxy Information Unit
445 Park Avenue, 5th Floor 				Northeast Utilities
New York, New York 10022 				P.O. Box 5006
Telephone: (800) 566-9061 				Hartford, Connecticut 06102-5006
Telephone: (800) 794-1104
Consolidated Edison, Inc.
c/o The Bank of New York Investor
Relations Department
Church Street Station
New York, New York 10286-1258
Telephone: (800) 522-5522

Q: Where can I find more information about the companies?

A: You can find more information about Con Edison and Northeast from various sources described under "Where You Can Find More Information" on page 117 of this joint proxy statement/prospectus.

Q: How important is my vote?

A: Since the merger agreement cannot be consummated without the affirmative vote of a majority of the Con Edison shareholders, and since the merger agreement and the trust agreement amendments cannot be consummated without the affirmative vote of two-thirds of the Northeast shareholders, every shareholder vote is important. An abstention or failure to vote will have the same effect as a vote against the proposals.














                           Joint Proxy Statement
                                 Summary


                                 SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus and the other documents to which we have referred you. See ``Where You Can Find More Information'' on page 117. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                 General

What You Will Receive in the Merger

Con Edison Shareholders (page 79)

In the merger, each Con Edison common share will automatically be converted into one share of New Con Edison common stock. Con Edison shareholders will not be required to exchange their Con Edison share certificates as a result of the merger. Accordingly, Con Edison shareholders should not send in their Con Edison share certificates.

Northeast Shareholders (page 79)

In the merger, Northeast shareholders may elect to receive, for each Northeast common share, a fraction of a share of New Con Edison common stock equal to a numerator of $25.00 divided by the weighted average trading price of Con Edison common shares over 20 trading days randomly selected from the 40 trading days ending five trading days prior to the closing of the merger. However, the Con Edison share price used to calculate the fraction will not be less than $36.00 nor greater than $46.00. Also, $1.00 will be added to the numerator if, on or prior to the closing of the merger, Northeast's subsidiaries enter into binding agreements to sell their interests in the Millstone nuclear station. The sale agreements must be approved or recommended for approval by the Connecticut utility regulatory agency (the "divestiture condition"). In addition, $.0034 will be added to the numerator for each day after August 5, 2000 through the day prior to the closing of the merger.

In the alternative, holders of Northeast common shares may elect to receive, for each Northeast common share, cash consideration equal to $25.00 per Northeast common share. An additional $1.00 per share will be payable if, on or prior to the closing of the merger, Northeast satisfies the divestiture condition and an additional $.0034 per share will be payable for every day after August 5, 2000 through the day prior to the closing of the merger.

If the merger closes on or prior to December 31, 2000, and the divestiture condition has not been satisfied but thereafter and on or prior to December 31, 2000, Northeast satisfies the divestiture condition, then each Northeast shareholder (whether the shareholder elected stock or cash consideration) will be entitled to $1.00 per converted Northeast common share to be paid in cash by New Con Edison. For example, if the merger closed on October 15, 2000 prior to the satisfaction of the divestiture condition and thereafter on December 15, 2000 the divestiture condition was satisfied, the Northeast shareholders would be entitled to the additional consideration. In no event where the merger closes on or prior to December 31, 2000 will Northeast shareholders be entitled to this additional consideration if the divestiture condition has not been satisfied on or prior to December 31, 2000. The additional consideration will be paid where the merger closes after December 31, 2000, and the divestiture condition is satisfied prior to the closing.

Elections for stock consideration or cash consideration will each be subject to allocation and proration procedures. Pursuant to the allocation and proration procedures, 50% of the Northeast shares eligible to receive the merger consideration will be converted into the right to receive the cash consideration and the remaining shares will be converted into New Con Edison common stock.

Regardless of their election, Northeast shareholders will not necessarily know the value of their merger consideration at the time of election because whether the divestiture condition has been satisfied might not be known and the timing of closing will not be known. Moreover, for those shareholders electing stock consideration, the exchange ratio for the New Con Edison common stock will not have been determined and, once determined, the value of New Con Edison common stock will remain subject to fluctuation. See "Risk Factors-Fluctuations in Trading Price of Con Edison Common Shares Could Result in Stock Consideration That May Be Less Than or Greater Than $25.00."

The election forms that are mailed to Northeast shareholders will provide an update of the status of the divestiture condition and repeat for shareholders the manner in which the merger consideration is calculated. Northeast shareholders should not send in their Northeast share certificates until instructed to do so.


BRIEFING #1


                     Con Edison/NU Merger Briefing Sheet
                        Joint Growth Opportunities


           Two companies with a shared focus in the unregulated energy and telecommunications marketplace


NORTHEAST UTILITIES
Retail marketing & energy services

Select Energy
HEC
Yankee Energy Services Company
Yankee Energy Financial Services Company

CONSOLIDATED EDISON SOLUTIONS
Retail marketing & energy services


NORTHEAST UTILITIES
Wholesale marketing

Select Energy

CONSOLIDATED EDISON
Wholesale marketing

Consolidated Edison Energy
Consolidated Edison Solutions

NORTHEAST UTILITIES
Generation, development, ownership, services

Northeast Generation Company
Northeast Generation Services Company

CONSOLIDATED EDISON
Generation, development, ownership, services

Consolidated Edison Development
Consolidated Edison Energy

NORTHEAST UTILITIES
Telecommunications

Mode 1

CONSOLIDATED EDISON
Telecommunications

Consolidated Edison Communications


NORTHEAST UTILITIES
Credit & Collections

R.M. Services, Inc.

CONSOLIDATED EDISON
Credit & Collections





































                     Con Edison/NU Merger Briefing Sheet
                        Joint Growth Opportunities


                          RETAIL MARKETING AND ENERGY SERVICES

SELECT ENERGY - Retail portfolio includes energy supply (electricity, natural gas and other fuels), energy services, energy products and equipment, and energy information resources. The company manages a network of affiliate and partnership resources to deliver customized energy solutions for customer savings.

HEC - HEC Inc., our energy engineering and design affiliate, posted the highest sales and profit results in its history in 1999. HEC serves industrial, commercial, municipal and institutional customers such as hospitals, universities, schools and government facilities.

Yankee Energy Services Company (YESCo) - Provides a wide range of energy-related services for its customers including comprehensive building automation with engineering, installation, and maintenance of building control systems; comprehensive heating, ventilating and air conditioning
(HVAC); and boiler and refrigeration equipment services and installation.

Yankee Energy Financial Services Company - Provides a full range of commercial and industrial equipment and home improvement financing options through the Energy Key and Hometown Energy Loan programs.

CONSOLIDATED EDISON SOLUTIONS - One of the leading energy service providers in the Northeast, providing electricity, natural gas, energy consulting, energy information services, installation of energy management systems and project financing to commercial, governmental and residential customers.


                                  WHOLESALE MARKETING

SELECT ENERGY - The wholesale marketing and trading group procures, markets, manages and schedules electricity and natural gas. It also provides transmission services and manages and markets the output of Northfield Mountain (1,120 MW pumped storage and 59 MW run of river hydro) and Holyoke Water Power Company's Mt. Tom Station (147 MW coal-fired).

CONSOLIDATED EDISON ENERGY - Offers customized energy, capacity and risk management services to wholesale electric customers in New England, the Mid-Atlantic states and the Midwest. Helps wholesale customers lower costs and manage the risks associated with electric demand and price volatility.

CONSOLIDATED EDISON SOLUTIONS - One of the leading energy service providers in the Northeast, providing electricity, natural gas, energy consulting, energy information services, installation of energy management systems and project financing to commercial, governmental and residential customers.

                   Con Edison/NU Merger Briefing Sheet
                        Joint Growth Opportunities


              GENERATION, DEVELOPMENT, OWNERSHIP, SERVICES

NORTHEAST GENERATION CO. - Formed in 1999 to acquire non-nuclear generation assets, our Northeast Generation Company (NGC) subsidiary purchased 1,329 MW of hydroelectric and pumped storage generating assets through CL&P's and WMECO's auctions. These assets include our Northfield Mountain hydroelectric facility, which will have its power output marketed by Select Energy.

NORTHEAST GENERATION SERVICES CO. - Also formed in 1999, Northeast Generation Services Company (NGS) provides a full range of industrial and consulting services to large industrial and power generation customers. Currently, NGS has contracts to manage and operate stations including the hydroelectric facilities purchased by NGC in the CL&P auction, and the fossil fueled and hydroelectric assets of the Holyoke Water Power Company
(HWP).

CONSOLIDATED EDISON DEVELOPMENT - Acquires and/or develops generating assets in the Northeast, including independent power, transmission and distribution systems.

CONSOLIDATED EDISON ENERGY - Offers customized energy, capacity and risk management services to wholesale electric customers in New England, the Mid-Atlantic states and the Midwest. Helps wholesale customers lower costs and manage the risks associated with electric demand and price volatility.


                               TELECOMMUNICATIONS

MODE 1 COMMUNICATIONS - Through our Mode 1 Communications subsidiary, NU leverages its assets to capitalize on the explosive growth in demand for high-speed, high-capacity digital telecommunication. Mode 1 has two principal investments: a 26% share in NorthEast Optic Network, Inc. (NEON) and a 28-mile fiber ring in downtown Hartford, Connecticut.

CONSOLIDATED EDISON COMMUNICATIONS - Building a new fiber-optic network and offering wholesale voice and data transport to established and emerging retail telecommunications providers. Has agreed to acquire 10 percent of
(NEON).

                                 CREDIT AND COLLECTIONS

R.M. SERVICES, INC. - Provides collection services for companies throughout the United States.




 BRIEFING # 2


Con Edison/NU Merger Briefing Sheet
                   Core Business Similarities

                        Northeast Utilities

The NU system operates regulated electric and natural gas utilities and competitive power marketing and energy services companies and is headquartered in Berlin, Connecticut. It is New England's largest utility, serving more than 1.7 million electric customers and 185,000 gas customers. NU sub-sidiaries operate 6,151 MW of generation and 46,429 MMcf of natural gas. Prior to divestiture activities, NU operated over 8,600 MW. In a series of sales, NRG Energy, Inc. of Minneapolis purchased 2,235 MW of Connecticut fossil generation and NU's unregulated subsidiary NGC bought
1,329 MW of hydro and pumped-storage generation in
Connecticut and Western Massachusetts.   Additionally,
Consolidated Edison Energy, Inc., Con Edison's unregulated subsidiary, purchased 290 MW of fossil and hydro generation
in Western Massachusetts.   In a separate transaction, the
output of the 1,670 MW representing NU's CL&P and WMECO entitlements in Millstone 2 and 3 and Seabrook
Station were sold to six companies for a period of two years, including Consolidated Edison Energy, Inc. and NU's unregulated subsidiary Select Energy.

The NU system has approximately $10 billion in assets and $4 billion in revenue. It employs approximately 9,500 people with approximately 6,800 in Connecticut; 2,100 in New Hampshire; and 600 in Massachusetts.

Regulated Subsidiaries

Holyoke Water Power Company
North Atlantic Energy Corporation
Public Service Company of New Hampshire
The Connecticut Light & Power Company
Western Massachusetts Electric Company
Yankee Gas Services Company

Unregulated Subsidiaries

HEC, Inc.
Mode 1 Communications, Inc.
Northeast Generation Company
Northeast Generation Services Company
NU Enterprises, Inc.
R.M. Services, Inc.
Select Energy, Inc.
Select Energy Contracting, Inc.
Yankee Energy Financial Services
Yankee Energy Services Company


                          CONSOLIDATED EDISON

Consolidated Edison of New York, Inc. is a regulated utility headquartered in New York City. Con Edison generates, transmits and delivers electricity and delivers natural gas to over 3 million customers in New York City and Westchester County. It also supplies steam to about
2000 commercial and residential buildings in Manhattan.

Con Edison has $15 billion in assets and $7 billion in revenue.
It employs approximately 13,000 people in New York City and Westchester County.

Also, Orange and Rockland Utilities, part of the Con Edison family, employs approximately 970 people working in Orange and Rockland counties of New York, Bergen and Passaic counties of New Jersey, and Pike County,
Pennsylvania.

Regulated Subsidiaries

Consolidated Edison Company of New York, Inc.
Orange and Rockland Utilities, Inc.

Unregulated Subsidiaries

Consolidated Edison Communications
Consolidated Edison Development
Consolidated Edison Energy
Consolidated Edison Solutions

Northeast Utilities

Service Company Subsidiaries
North Atlantic Energy Services Corporation
Northeast Nuclear Energy Company
Northeast Utilities Service Company

Realty Subsidiaries
NorConn Properties, Inc.
Properties, Inc. (New Hampshire)
The Quinnehtuck Company (Massachusetts)
The Rocky River Realty Company (Connecticut)



BRIEFING # 3



Con Edison/NU Merger Briefing Sheet
                           Company History Correlation


                       Northeast Utilities

Mission Statement: To become the leading regional provider of energy products and services and one of the top five energy marketers in the Northeast.

History: Northeast Utilities (NU) is New England's largest utility system, providing one-third of the electric supply in the region and natural gas to 185,000 customers in Connecticut. Started as Hartford Electric Light Company in 1881, NU was formed in 1966 as a result of the affiliation of The Connecticut Light and Power Company, Western Massachusetts Electric
Company and Hartford Electric Light Company.  Public
Service of New Hampshire joined in 1992.  Yankee Energy
System, Inc. joined in 2000.

Customer Base and Generation: The 1.75 million electric customers served on the NU system include 1.12 million customers in Connecticut (about 75% of the state), approximately 430,000 customers in New Hampshire
(about 75% of the state) and nearly 200,000 customers in Massachusetts (about 6 percent). The 185,000 natural gas customers are located in 69 cities and towns across Connecticut.

NU subsidiaries operate 6,151 MW of generation in New
England, including more than 3,000 MW at the Seabrook and the Millstone 3 and 2 nuclear power plants. Prior to divestiture activities, NU operated over 8,600 MW. In a series of sales, NRG Energy, Inc. of Minneapolis purchased 2,235 MW of
Connecticut fossil generation and NU's unregulated subsidiary
NGC bought 1,329 MW of hydro and pumped-storage generation in Connecticut and Western Massachusetts. Additionally, Consolidated Edison Energy, Inc., Con Edison's unregulated subsidiary, purchased 290 MW of fossil and hydro generation in Western Massachusetts. In a separate transaction, the output of the 1,670 MW representing NU's CL&P and WMECO entitlements in Millstone 2 and 3 and Seabrook
Station were sold to six companies for a period of two years, including Consolidated Edison Energy, Inc. and NU's subsidiary Select Energy.

Recent Accomplishments:

Bonds upgraded to investment grade
Dividend restored
Restart of Millstone 2 and 3
Completed acquisition of Yankee Energy System, Inc.
Generation asset sales



                Consolidated Edison of New York, Inc.


Mission Statement: To provide energy services to our customers safely, reliably and efficiently; to provide a workplace that allows employees to reach their full potential; to provide a fair return to our investors; and to improve the quality of life in the communities we serve.

History: One of the nation's largest investor-owned energy companies evolving from a company founded by Thomas Edison that began supplying electricity to New York City in 1882. Its gas business dates back to a gas lighting company founded in 1823.

Customer Base and Generation: Provides electricity and delivers natural gas to over 3 million customers in New York City and Westchester County, a service area of more than 13 million people. Supplies steam to about 2000 commercial and industrial buildings in Manhattan.

Also provides service to over 250,000 electric customers and over 100,000 natural gas customers in southeastern New York State and sections of northern New Jersey and northern Pennsylvania through the recent acquisition of Orange and Rockland Utilities.


Recent Accomplishments:

Strong balance sheet maintained
Completed acquisition of Orange and Rockland Utilities
Sale of electric generating facilities



BRIEFING # 4



Con Edison/NU Merger Briefing Sheet
                          The Customers We Serve


                           Northeast Utilities


Service Territory

Total - 11,335 square miles (407 communities in Connecticut, Massachusetts and New Hampshire; includes city of Holyoke, Massachusetts, served by Holyoke Water Power).

	CL&P			4,400 square miles
				(149 communities in CT)

	WMECO		1,490 square miles
				(59 communities in MA)

	PSNH 		5,445 square miles
				(198 communities in NH)

	Yankee Gas	1,995 square miles
				(69 communities in CT)

Customers

 CL&P			-		1.12 million

 HWP				-		32

 PSNH			-		430,000

 WMECO			-		200,000

 Yankee Gas		-		185,000

 Total			-		1,935,032


                    Consolidated Edison of New York, Inc.

Service Territory

Total -	660 square miles.  Electricity to all of New York City (except the
Rockaway Penninsula in Queens) and most of Westchester County and Staten
Island.

Gas to Manhattan, the Bronx, northern Queens and most of Westchester.

Steam from the Battery to 96th Street, Manhattan.

Orange and Rockland Utilities and its two utility subsidiaries, Rockland Electric Company and Pike County Light & Power Company, serve a population of roughly 685,000 in seven counties and 96 communities in New York, northern New Jersey and northeastern Pennsylvania across an area of 1,250 square miles.

Customers

 Con Edison Electric		-		3.03 million

 Con Edison Gas			-		1,040,410

 Con Edison Steam			-		2,000

 Orange & Rockland Electric	-		250,000

 Orange & Rockland Gas		-		116,698

 Total					-		4,439,108



BRIEFING # 5


Con Edison/NU Merger Briefing Sheet
                                   By the Numbers


                                  Electric


NU

Service Territory:  11,335  Sq. miles
Customers:  1.75  Million
Underground Cable:  8,000  miles
Overhead Wire:  32,800  miles
Underground Transformers: 77,505
Overhead Transformers:  402,835


Con Edison/Orange & Rockland

Service Territory:  2,010  Sq. miles
Customers:  3.28   Million
Underground Cable:  91,000  miles
Overhead Wire:  50,000  miles
Underground Transformers:  34,000
Overhead Transformers:  52,000

Totals

13,345 Sq. Miles
Service Territory

5.03 Million Customers

99,000 Miles
Underground Cable

82,800 Miles
Overhead Wire

111,505
Underground Transformers

454,835
Overhead Transformers






                                        Gas

NU/Yankee Gas

Customers:  185,000
Service Territory:  1,995 Sq. miles
Mains and Services(1):  4,750  miles
Propane Plants(2):  5

Con Edison/Orange & Rockland

Customers:  1,157,108
Service Territory:  1,085 Sq. miles
Mains and Services(1):  476,052 miles
Propane Plants(2):  3
Liquid Natural Gas Plant(3):  1

Totals

Customers  1,342,108
Service Territory  3,080
Mains and Services  480,802
Propane Plants  8
Liquid Natural Gas Plant(3)  1


1 Gas mains transport natural gas through underground pipes and deliver it to the services. Gas services connect the gas main to residences and businesses.

2 Propane plants store propane for use during periods of peak demand when the addition of propane to the natural gas enables a distribution company to meet customer demand.

3 The Liquid Natural Gas (LNG) plant stores LNG for use during periods of peak demand.

(for additional information on natural gas, see the web sites for the American
Gas Association at www.AGA.org and the New England Gas Association at www.NEGA.com)



BRIEFING # 6



Con Edison/NU Merger Briefing Sheet
                      Mission and Core Value Similarities


                                  Mission

Northeast Utilities

To become the leading regional provider of energy products and services and one of the major energy traders in the Northeast.


Consolidated Edison

To provide energy services to our customers safely, reliably and efficiently; to provide a workplace that allows employees to realize their full potential; to provide a fair return to our investors; and to improve the quality of life in the communities we serve.


                                Core Values

Northeast Utilities

HIGHEST ETHICAL STANDARDS maintained in all facets of business operations. The criteria by which we are measured include doing what is right - every time. This means:

operating safely and responsibly;
trusting one another;
communicating openly and honestly;
demonstrating respect and care for every individual;
being environmentally and socially responsible; and committing to a diverse work force.

SUPERIOR CUSTOMER SERVICE is the motto by which we live. Our customer interaction should embody the principles of being:

friendly and courteous;
resourceful;
responsive to their needs; and
highly dependable.

PROVIDE A STIMULATING WORKPLACE which respects:

innovative thinking;
entrepreneurial skills;
teamwork;
accountability;
continuous performance improvement; and balance between work and personal life.
                           Consolidated Edison


SERVICE: We will provide the best possible energy service. We will never forget that what we do, and the way we do it, vitally affects the millions of New Yorkers who depend on our service.

HONESTY: We will conduct our business with honesty and integrity and communicate openly.

CONCERN: We will show concern for the welfare of our customers, our fellow employees and the men and women who invest their savings in our company. We will protect the environment in which we live.

COURTESY: We will be courteous to our customers, to each other and to all those whose lives we touch.

EXCELLENCE: We will strive for excellence in all that we do. We will never be satisfied with less than the highest standards of performance.

TEAMWORK: We will work together in harmony as a team, combining our best thinking and efforts to make our company the finest utility in the nation.